Exhibit 99.1

FOR IMMEDIATE RELEASE

MOBILE MINI, INC. REPORTS SECOND QUARTER RESULTS;

DILUTED EPS OF $0.31 AHEAD OF PREVIOUS GUIDANCE

Tempe, AZ – July 28, 2004 — Mobile Mini, Inc. (NASDAQ National Market: MINI) today reported its financial results for the second quarter and six months ended June 30, 2004.

Second Quarter 2004 vs. Pro forma Second Quarter 2003(1)

•	Total revenues increased 17.3% to $41.1 million from $35.1 million;

•	Lease revenues increased 15.5% to $35.7 million from $30.9 million;

•	Lease revenues comprised 86.9% of total revenues versus 88.3% in the second quarter of 2003;

•	EBITDA (earnings before interest expense, tax, depreciation, amortization) of $15.6 million was 20.2% greater than comparable pro forma EBITDA of $13.0 million during the second quarter of 2003;

•	Net income was $4.6 million or $0.31 per diluted share. Net income during the second quarter of 2004 was affected by approximately $0.06 per share in higher interest expense related to the issuance of the Company’s 9.5% Senior Notes in June 2003. Pro forma net income for the second quarter of 2003 was $4.3 million or $0.30 per diluted share, after adjustment to exclude the effects of debt restructuring expense of $10.4 million ($6.4 million, after tax) and $155,000 of costs associated with certain Florida litigation; and

•	Operating margins increased to 30.7% from 29.5% during the second quarter of 2003.

(1)	See the accompanying Condensed Consolidated Statements of Operations for the three month period and six month period ended June 30, 2003 for the explanation of the 2003 pro forma numbers and the accompanying reconciliation of the pro forma numbers to actual results.

Other Second Quarter Highlights

•	The internal growth rate (the increase in leasing revenues at locations open one year or more excluding acquisitions) was 15%, much higher than the internal growth rate of 8% in the first quarter of 2004 and 7% in the second quarter of 2003;

•	The average utilization rate was 78.7%, up from 76.2% for the first quarter of 2004 and 77.3% for second quarter of 2003;

•	Yield (total lease revenues per unit on rent) improved 5% compared to last year’s second quarter and the average number of units on rent was up 10% compared to the same period a year ago;

•	Due to the higher level of business activity and the higher price of ISO containers and steel, net purchases of lease fleet increased from $13.8 million in the second quarter of 2003 to $18.1 million in the second quarter of 2004; however due to increased profitability the Company achieved its critical objective of reducing its ratio of funded debt to EBITDA from 4.54 to 1 in the first quarter of 2004 to 4.39 to 1 in the second quarter of 2004.

Business Overview

Steven Bunger, Chairman, President & CEO of Mobile Mini, stated, “The second quarter came in considerably better than our preliminary estimates in late June when we raised our earnings guidance to between $0.28 and $0.29. The confluence of a 10% increase in containers on lease and a 5 percentage point improvement in yield spurred our internal growth rate to 15%. This is the fourth successive reporting period in which our internal growth rate was ahead of the rate for the immediately preceding quarter, and the third quarter in a row in which our yield ran ahead of the same period one year earlier. Therefore, I am prepared to call the direction we are heading in a sustainable trend.

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Mobile Mini, Inc. News Release July 28, 2004	Page 2

“With respect to yield,” Mr. Bunger continued, “a richer mix and higher rental rates particularly for mobile offices made this quarter’s yield improvement the largest comparable quarter increase in several years.”

He went on to say, “As we announced earlier this month, we made a strategic acquisition that placed us in our 48th market, Detroit. For the foreseeable future, ‘filling in the blanks’ would best describe our new branch strategy as we acquire lease fleets or open greenfield branches in a limited number of targeted locales, which for competitive reasons we do not wish to name. We’ve instructed all of our branch personnel that growing containers on lease is our highest priority. This message, combined with a more receptive business environment, is producing results. Two examples are our utilization rate, which at the end of the quarter was up to 80.6% compared to 78.2% one year earlier and the number of units on rent, which by mid-July was 13% ahead of the same time last year.”

Mobile Mini’s Business Model

Mobile Mini’s business model involves the expenditure of substantial fixed costs at all of its 48 locations in order to develop an infrastructure to support growth. Operating margins then increase when containers on lease at existing locations increase. While newer locations produce lower operating margins until they increase their containers on lease, they are also the catalyst for growth in lease revenue and earnings as they mature. The table below shows operating margins and the return on the invested capital at our various branches sorted by the year they began operations. It illustrates the profitability of branches once they are firmly established. It also shows that older branches produced healthy returns on invested capital.

			After Tax Return on
	Operating Margin %		Invested Capital
Year Branch	(after corporate allocation)		(NOPLAT)
Established	3 months ended June 30,		12 months ended June 30,
	2003	2004	2003	2004
	Pro forma		Pro forma
Pre-1998 total	37.8%	38.7%	14.7%	14.3%
1998	39.2%	39.3%	14.3%	14.4%
1999	18.1%	20.9%	6.2%	6.5%
2000	26.4%	27.8%	8.6%	9.3%
2001	17.7%	26.0%	6.3%	7.9%
2002	(0.4)%	9.3%	2.5%	4.6%
2003	N/A	(11.0)%	N/A	(13.4)%
All Branches	29.5%	30.7%	11.5%	11.1%

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Mobile Mini News Release July 28, 2004	Page 3

Larry Trachtenberg, Executive Vice President & CFO, noted, “Business conditions continue to improve and the high end of our $1.28 and $1.30 per diluted share guidance we issued last month is now our target. This would translate to EBITDA of $64 million for the year. For the third quarter, we are looking for earnings per share within the range of analysts’ estimates, $.36 to $.38, which would mean EBITDA of approximately $17 million to $17.5 million.”

Conference Call

As previously announced, Mobile Mini will host a conference call today, Wednesday, July 28th at 12:00 noon EDT to review these results and recent corporate developments. To listen to the live call, please go to www.mobilemini.com and click on the Investor Relations section. Please go to the website 15 minutes early to download and install any necessary audio software. If you are unable to listen live, the conference call can be accessed for approximately 14 days at Mobile Mini’s website.

Mobile Mini, Inc. is North America’s leading provider of portable storage solutions through its total fleet of over 96,000 portable storage units and portable offices. The Company currently has 48 branches and operates in 28 states and one Canadian province. For three consecutive years, Mobile Mini was named to Forbes Magazine’s list of the 200 Best Small Companies in America. Mobile Mini is included on the Russell 2000® and 3000® Indexes and the S&P Small Cap Index.

This news release contains forward-looking statements, particularly regarding operating prospects, expansion opportunities and earnings and cash flow estimates for 2004 or for any quarterly or other period, which involve risks and uncertainties that could cause actual results to differ materially from those currently anticipated. Risks and uncertainties that may affect future results include those that are described from time to time in the Company’s SEC filings. These forward-looking statements represent the judgment of the Company, as of the date of this release, and Mobile Mini disclaims any intent or obligation to update forward-looking statements.

(See Accompanying Tables)

Mobile Mini News Release July 28, 2004	Page 4

Mobile Mini, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(in 000’s except for earnings per share)

		Three Months Ended
	Three Months Ended June 30,	June 30,
	2004	2003	2003
	Actual	Actual	Pro forma
Revenues:
Leasing	$35,744	$30,942	$30,942
Sales	5,275	3,990	3,990
Other	94	120	120

Total revenues	41,113	35,052	35,052

Costs and expenses:
Cost of sales	3,440	2,494	2,494
Leasing, selling and general expenses	22,025	19,542	19,542
Florida litigation expense (1)	—	155	—
Depreciation and amortization	3,042	2,673	2,673

Total costs and expenses	28,507	24,864	24,709

Income from operations	12,606	10,188	10,343
Other expense:
Interest expense	(4,970)	(3,240)	(3,240)
Debt restructuring expense (2)	—	(10,440)	—

Income (loss) before provision for (benefit of) income taxes	7,636	(3,492)	7,103
Provision for (benefit of) income taxes	3,054	(1,362)	2,770

Net income (loss)	$4,582	$(2,130)	$4,333

Earnings (loss) per share:
Basic:	$0.32	$(0.15)	$0.30

Diluted:	$0.31	$(0.15)	$0.30

Weighted average number of common and common share equivalents outstanding:
Basic	14,377	14,297	14,297

Diluted	14,609	14,297	14,437

Number of shares outstanding	14,578	14,301	14,301

EBITDA	$15,648	$12,861	$13,016

(1)	Litigation expense represents legal and other costs expensed during the period, related to the defense of the Florida litigation (Nuko Holdings I, LLC v. Mobile Mini) and related litigation discussed in the Company’s prior SEC filings. Pro forma results exclude this litigation expense.

(2)	The debt restructuring expense includes the write-off of expenses associated with a prior revolving credit agreement and termination of the interest rate swap agreements during the second quarter of 2003 concurrently with the issuance of $150 million of 9 1/2% Senior Notes due 2013 and the amendment and restatement of Mobile Mini’s $250 million revolving credit facility. Pro forma results exclude debt restructuring expense of $10.4 million ($6.4 million, after tax).

Mobile Mini News Release July 28, 2004	Page 5

Mobile Mini, Inc.
Condensed Consolidated Statements of Income
(Unaudited)
(in 000’s except for earnings per share)

		Six Months Ended
	Six Months Ended June 30,	June 30,
	2004	2003	2003
Revenues:	Actual	Actual	Pro forma
Leasing	$67,891	$60,646	$60,646
Sales	9,473	7,850	7,850
Other	273	298	298

Total revenues	77,637	68,794	68,794

Costs and expenses:
Cost of sales	6,155	4,948	4,948
Leasing, selling and general expenses	42,604	38,649	38,649
Florida litigation expense (1)	—	219	—
Depreciation and amortization	6,021	5,290	5,290

Total costs and expenses	54,780	49,106	48,887

Income from operations	22,857	19,688	19,907
Other income (expense):
Interest income	—	1	1
Interest expense	(9,962)	(6,456)	(6,456)
Debt restructuring expense (2)	—	(10,440)	—

Income before provision for income taxes	12,895	2,793	13,452
Provision for income taxes	5,158	1,089	5,246

Net income	$7,737	$1,704	$8,206

Earnings per share:
Basic:	$0.54	$0.12	$0.57

Diluted:	$0.53	$0.12	$0.57

Weighted average number of common and common share equivalents outstanding:
Basic	14,365	14,296	14,296

Diluted	14,564	14,412	14,412

Number of shares outstanding	14,578	14,301	14,301

EBITDA	$28,878	$24,978	$25,197

(1)	Litigation expense represents legal and other costs expensed during the period, related to the defense of the Florida litigation (Nuko Holdings I, LLC v. Mobile Mini) and related litigation discussed in the Company’s prior SEC filings. Pro forma results exclude this litigation expense.

(2)	The debt restructuring expense includes the write-off of expenses associated with a prior revolving credit agreement and termination of the interest rate swap agreements during the second quarter of 2003 concurrently with the issuance of $150 million of 9 1/2% Senior Notes due 2013 and the amendment and restatement of Mobile Mini’s $250 million revolving credit facility. Pro forma results exclude debt restructuring expense of $10.4 million ($6.4 million, after tax).

Mobile Mini News Release July 28, 2004	Page 6

Mobile Mini, Inc.
Reconciliation of 2003 Pro Forma Results to Actual Results
June 30, 2004

	Three Months Ended June 30, 2003
	(In 000's except for earnings per share)
	Pro Forma	Debt restructuring expense	Litigation expense	Actual

Revenue	$35,052	$—	$—	$35,052
EBITDA	13,016	—	(155)	12,861
Net income (loss)	4,333	(6,369)	(94)	(2,130)
Diluted earnings (loss) per share	$0.30	$(0.44)	$(0.01)	$(0.15)

	Six Months Ended June 30, 2003
	(In 000's except for earnings per share)
	Pro Forma	Debt restructuring expense	Litigation expense	Actual

Revenue	$68,794	$—	$—	$68,794
EBITDA	25,197	—	(219)	24,978
Net income (loss)	8,206	(6,369)	(133)	1,704
Diluted earnings (loss) per share	$0.57	$(0.44)	$(0.01)	$0.12

Mobile Mini News Release July 28, 2004	Page 7

Mobile Mini, Inc.
Condensed Consolidated Balance Sheets

(in 000’s except for shares)

	June 30, 2004	December 31, 2003
	(Unaudited)	(Audited)
ASSETS
Cash	$289	$97
Receivables, net	19,198	15,907
Inventories	17,700	15,059
Lease fleet, net	408,111	382,754
Property, plant and equipment, net	34,801	34,507
Deposits and prepaid expenses	6,933	7,166
Other assets and intangibles, net	6,644	7,083
Goodwill	52,506	52,507

Total assets	$546,182	$515,080

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Accounts payable	$8,877	$7,179
Accrued liabilities	26,123	30,641
Line of credit	107,707	89,000
Notes payable	894	1,610
Senior Notes	150,000	150,000
Deferred income taxes	51,535	47,357

Total liabilities	345,136	325,787

Commitments and contingencies

Stockholders’ equity:
Common stock; $0.01 par value, 95,000,000 shares authorized, 14,578,241 and 14,352,703 issued and outstanding at June 30, 2004 and December 31, 2003, respectively	146	144
Additional paid-in capital	120,742	116,956
Retained earnings	80,032	72,295
Accumulated other comprehensive income (loss)	126	(102)

Total stockholders’ equity	201,046	189,293

Total liabilities and stockholders’ equity	$546,182	$515,080

CONTACT: Larry Trachtenberg, Executive VP & Chief Financial Officer Mobile Mini, Inc. (480) 894-6311	-OR-	INVESTOR RELATIONS COUNSEL: The Equity Group Inc. Linda Latman (212) 836-9609 www.theequitygroup.com
www.mobilemini.com

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